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EXHIBIT 99.1

                                                               NEWS ANNOUNCEMENT

CONTACT
Mike Doyle
Vice President and CFO
1-800-828-7115
MDoyle@EasyLink.com

              EASYLINK REAFFIRMS Q1 2005 OUTLOOK; FILES FOR 15 DAY
                            EXTENSION FOR FORM 10-K

PISCATAWAY, NJ---APRIL 1, 2005----EasyLink Services Corporation (NASDAQ: EASY), a leading global provider of services that power the exchange of information between enterprises, their trading communities and their customers, today announced that it was reaffirming its previously announced business outlook for the first quarter of 2005.

In connection with the previous announcement of its 2004 results, EasyLink stated that it expected the following for the first quarter of 2005:

    o Total revenues in the range of $19 - $20 million and gross margin levels to approximate the fourth quarter 2004.

    o A one time charge to reflect recording of the separation agreement with George Abi Zeid, former President of the international division, and severance expenses related to restructuring certain operations.

    o Net results are expected to be a loss of $.06 - $.07 per share, inclusive of the one time charge.

The foregoing statements are forward looking and actual results may differ materially due to factors noted at the end of this release, among others.

EasyLink also announced that it had filed a Form 12b-25 indicating that it would complete its Form 10-K filing within 15 days. The Company does not expect any significant changes to its 2004 financial results from those previously announced.

ABOUT EASYLINK SERVICES CORPORATION:

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's global network handles over 1 million transactions every business day on behalf of over 60 of the Fortune 100 and 20,000 other companies worldwide. We facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.


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This news release may contain statements of a forward-looking nature relating to the future events or the future financial results of EasyLink. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: previous losses from operations; the ability to service our indebtedness and maintain compliance with the financial covenants imposed by our new credit facility; the risk of an increase in our interest costs under the new credit facility due to an increase in the prime rate; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or capital as may be required, and to maintain profitable operations; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; the risks inherent in integrating the EasyLink business; and the risk of being delisted from NASDAQ. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.





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